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                                                                     EXHIBIT 5.1

                                 June 30, 1996

(213) 229-7000                                                     C 42208-00089

International Technology Corporation
23456 Hawthorne Boulevard
Torrance, California 90505-4738

       Re:  International Technology Corporation --
            Form S-3 Registration Statement
            ------------------------------------------

Gentlemen:

    We have acted as special counsel to International Technology Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 358,378 shares of the Company's common stock, $1.00 par value (the "Shares"). The Shares are being offered for sale by certain shareholders of the Company (the "Selling Shareholders") identified in the Registration Statement.

    On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Shareholders have been duly authorized and validly issued and are fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                          Very truly yours,

                                          GIBSON, DUNN & CRUTCHER LLP

KEB/TJH/JSF
LA961780.159/2+